UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 25, 2008 (April 21, 2008)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

330 North Wabash Avenue, Suite 1400, Chicago, Illinois		60611
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(312) 977-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of April 21, 2008, Bryan D. Richardson ceased serving as the Chief Accounting Officer and principal accounting officer of Brookdale Senior Living Inc. (the “Company”).  Mr. Richardson, who previously served as the principal financial and accounting officer of American Retirement Corporation (“ARC”) prior to its acquisition by the Company in 2006, has served as the Company’s Chief Accounting Officer since September 2006.  Since that time, Mr. Richardson has been responsible for overseeing the Company’s integration efforts, including the integration of various financial, operational and procurement systems, which has now been substantially completed.  Mr. Richardson will continue serving the Company as its Executive Vice President and Chief Administrative Officer, with primary responsibility for human resources, procurement, asset and property management, communications and information technology.

(c)           On April 21, 2008, Mark W. Ohlendorf, Co-President and Chief Financial Officer of the Company, was appointed to serve in the additional capacity of principal accounting officer of the Company.

Mr. Ohlendorf, 48, became Co-President of the Company in August 2005 and Chief Financial Officer in March 2007. Mr. Ohlendorf previously served as Chief Executive Officer and President of Alterra Healthcare Corporation from December 2003 until August 2005. From January 2003 through December 2003, Mr. Ohlendorf served as Chief Financial Officer and President of Alterra, and from 1999 through 2002 he served as Senior Vice President and Chief Financial Officer of Alterra. Mr. Ohlendorf has over 25 years of experience in the health care and long-term care industries, having held leadership positions with such companies as Sterling House Corporation, Vitas Healthcare Corporation and Horizon/CMS Healthcare Corporation. He is a member of the board of directors of the Assisted Living Federation of America.

Information regarding Mr. Ohlendorf’s compensation arrangements was included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 27, 2007, and additional information is set forth below.  Mr. Ohlendorf’s Employment Agreement was filed as Exhibit 10.70 to the Company’s Registration Statement on Form S-1 (Amendment No. 1) (No. 333-127372) filed on September 21, 2005.

(e)           On April 21, 2008, the Compensation Committee of the Board of Directors of the Company approved the Company’s 2008 compensation plan for the Company’s principal executive officer, the Company’s principal financial officer, those current officers of the Company who were classified as “named executive officers” in the Company’s 2007 Proxy Statement and T. Andrew Smith, the Company’s Executive Vice President, General Counsel and Secretary (collectively, the “Senior Executive Officers”).

For 2008, the total annual compensation for the Company’s Senior Executive Officers will consist of base salary, an annual performance-based cash bonus opportunity (for each Senior

Executive Officer other than Mr. Sheriff), long-term incentive compensation in the form of both time-based and performance-based restricted stock awards, and dividends on unvested shares of restricted stock.

2008 Base Salaries and Annual Bonus Opportunity

The annual base salaries and target bonus amounts for the Company’s Senior Executive Officers for fiscal 2008 are set forth below:

Name	Title	Annual Base Salary	2008 Target Bonus
W.E. Sheriff	Chief Executive Officer	$200,000	—
Mark W. Ohlendorf (1)	Co-President and Chief Financial Officer	$250,000	$400,000
John P. Rijos (1)	Co-President and Chief Operating Officer	$250,000	$400,000
T. Andrew Smith (2)	Executive Vice President, General Counsel and Secretary	$475,000	$300,000

(1)	The base salary of each of Messrs. Ohlendorf and Rijos was increased from $200,000 to $250,000 effective April 21, 2008.
(2)	Mr. Smith’s base salary was increased from $200,000 to $475,000 effective January 30, 2008.

The Committee elected to increase the base salaries of certain of the Senior Executive Officers in 2008 to maintain their total compensation (including dividends on unvested shares) at a competitive level.  Mr. Smith’s salary was increased to its present level in recognition of his unique role at the Company and in order to maintain his total base cash compensation at a competitive level.

With respect to Mr. Sheriff, the Committee determined that his compensation should be more significantly weighted toward long-term incentive compensation.  Accordingly, the Committee elected to maintain his base salary at its 2007 level.  In addition, at Mr. Sheriff’s request, the Committee determined that he would not be eligible to participate in the 2008 cash bonus program.  A summary of the long-term incentive compensation awarded to Mr. Sheriff is set forth below.

In addition to the changes noted above, the Committee decided to alter the structure of the 2008 bonus program for the eligible Senior Executive Officers from the program that was in effect for 2007.  Under the previous year’s compensation program, equity awards were to be granted as a part of any bonus payout and the eligible officers would not be entitled to separate grants of restricted stock as part of their total compensation package.  For 2008 (as described in detail below), each of the Senior Executive Officers received grants of restricted stock as a separate part of his total compensation package and the bonus program has been restructured as a cash-only program (except as described below with respect to achievement in excess of the targeted level of performance).  The target bonus opportunities for 2008 were lowered as a result of the fact that equity grants are being made separately from, and not as a part of, the annual bonus plan.  The Committee established the target bonus opportunities for Messrs. Ohlendorf and Rijos at a level greater than Mr. Smith’s target bonus opportunity in an effort to more closely align each such executive’s total annual potential cash compensation.

The cash bonus for each eligible Senior Executive Officer will be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee.  85% of the target bonus opportunity is based on the Company’s Cash From Facility Operations (“CFFO”) per share for 2008.  Achievement of the targeted level of performance will require significant growth in CFFO and management therefore views the performance targets to be challenging (particularly given current market and economic conditions).  Unlike the previous year’s bonus plan, which was entirely based on Company performance, the 2008 bonus plan incorporates individual objectives, which comprise 15% of each officer’s target bonus opportunity (and which, if earned, will be paid irrespective of the Company’s actual CFFO results).  The level of achievement of the individual objectives will be determined by the Committee following year-end upon the recommendation of the Company’s Chief Executive Officer.

Achievement of the threshold level of CFFO performance under the bonus plan would result in 20% of the portion of the award subject to the CFFO targets being funded.  Achievement of the targeted level of CFFO performance would result in 100% of the portion of the award subject to the CFFO targets being funded.  Bonus opportunity percentages will be pro-rated between the threshold and target levels of performance.  The bonus plan does not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would result in a payout in excess of 100% of the target bonus opportunity.  To the extent that the targeted level of performance is exceeded, the Committee may elect to pay out amounts above target 50% in cash and 50% in shares of time-based restricted stock that would vest approximately one year from the date of grant.

2008 Long-Term Incentive Awards

On April 21, 2008, as part of each Senior Executive Officer’s total compensation package for 2008, the Committee granted each Senior Executive Officer shares of performance-based and time-based restricted stock.  The number of shares awarded to each officer is set forth below.

Name	No. of Performance-Based Shares Awarded	No. of Time-Based Shares Awarded
W.E. Sheriff	50,000	50,000
Mark W. Ohlendorf	25,000	25,000
John P. Rijos	20,000	20,000
T. Andrew Smith	25,000	25,000

The shares will vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012, subject to an officer’s continued employment and, with respect to the performance-based shares, dependent upon the level of achievement of performance goals established for each tranche by the Committee.  The performance targets for the first tranche of performance-based shares are based on the Company’s CFFO per share for 2008 and are consistent with the targets established for the 2008 bonus plan.  Achievement of the threshold level of CFFO performance would result in the vesting of 20% of the shares in the first performance-based tranche.  Achievement of the targeted level of CFFO performance would result in the vesting of 100% of the shares in the first performance-based tranche.  The percentage of shares vesting in each tranche will be pro-rated between the threshold and target levels of performance.  Any performance-based shares which do not vest in any tranche will be forfeited.  The performance targets for the second, third and fourth tranches will be set by the Committee at the beginning of each subsequent year.

Each of the Senior Executive Officers will also be entitled to receive dividends on unvested shares granted to them.

Amendment to Outstanding Performance-Based Shares

Mr. Sheriff previously received a grant of 199,802 performance-based shares of restricted stock in connection with the Company’s acquisition of ARC in 2006 and Mr. Smith received a grant of 20,000 performance-based shares in connection with his employment by the Company in 2006.  Up to 50% of these shares were originally eligible to vest on December 31, 2008 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2007 was achieved.  Up to 100% of any remaining unvested shares were originally eligible to vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 is achieved.

The Company did not achieve the threshold level of performance for the first tranche of the performance-based shares. As such, no shares are eligible to vest on December 31, 2008.

During 2008, in an effort to increase the retentive value of these awards (and in recognition that full achievement of the originally-established performance goals for the fourth quarter of 2008 is unlikely), the Committee amended the terms of the awards to provide that 65% of each outstanding performance-based award is converted to time-based vesting, such that 65% of each recipient’s total award will vest on December 31, 2009, subject only to continued employment.  The remaining 35% of each such award will continue to be subject to the originally-established performance targets based on the Company’s fourth quarter 2008 net cash flow per share.

Additional information regarding compensation of the Company’s named executive officers will be included in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	April 25, 2008	By:	/s/ T. Andrew Smith
		Name:	T. Andrew Smith
		Title:	Executive Vice President, General Counsel and Secretary

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